Toni Perazzo
Chief Financial Officer
(650) 340-1888

AeroCentury Corp. Reports Third Quarter 2018 Results

BURLINGAME, California, November 7, 2018 -- AeroCentury Corp. (the "Company") (NYSE American: ACY), an independent aircraft leasing company, today reported a third quarter net loss of $4.5 million, or $(3.16) per share, compared to a net loss of $81,000, or $(0.06) per share, for the second quarter of 2018 and net income of $0.4 million, or $0.27 per share, for the third quarter of 2017.  The results announced are for the period ended September 30, 2018, and therefore, do not reflect the combined operations of the Company and its newly acquired subsidiary, JetFleet Holding Corp., which was acquired on October 1, 2018.

In the first nine months of 2018, the Company reported a net loss of $4.2 million, or $(3.00) per share, compared to net income of $1.4 million, or $0.95 per share, in the first nine months of 2017.

The first nine months of 2018 included $1.6 million of other income resulting from payments received from a lessee of three aircraft that were returned to the Company during 2017.  The Company is accounting for the payments from this lessee as they are received, and they are recorded in other income.  The third quarter and first nine months of 2018 also included $2.4 million of losses related to the sale of two off-lease turboprop aircraft, as well as impairment provisions totaling $2.7 million on four other off-lease turboprop aircraft that have been identified for sale.

"2018 has been an exciting year of transition for AeroCentury.  We completed the acquisition of our management company and its parent, JetFleet Holding Corp., and, management and the portfolio were unified under the AeroCentury umbrella, as of October 1, 2018," said Michael Magnusson, AeroCentury's President.  "We continue to execute our strategy to modernize the fleet, selling two more of our older turboprop assets.  This strategy is designed  to make the portfolio a more favorable platform for future growth in 2019 and beyond.  These sales, however, came at a time when values of older turboprops had begun a dramatic decline, as both the Dash 8 and Saab aircraft values are beginning to reflect an increased supply, combined with slow demand for those older aircraft types.  The Dash 8 market was especially hard hit, as approximately thirty used Dash 8 aircraft entered the market in the last year.  As a result of this decline in values, the Company realized a loss on the sale of those older aircraft, and the lower market values also caused the Company to record an impairment provision in the third quarter with respect to the four remaining older aircraft in its portfolio."

"Despite the difficult quarter, we remain committed to our portfolio modernization program, which we believe has resulted in a significant positive transformation in our fleet." Mr. Magnusson continued, "Currently, the weighted age of our portfolio is just 11 years old, and the average aircraft unit value is now double what it was ten years ago.  We intend to continue to look for sale opportunities for our older turboprop aircraft, as we continue to seek newer aircraft types for acquisition, including Bombardier Q400s and CRJs, ATRs, and Embraer jets."

Third Quarter Highlights

•	EBITDA[1] was $0.1 million compared to $5.4 million in the preceding quarter and $6.0 million a year ago;
•	Operating lease revenue was $7.2 million up from $6.8 million in the preceding quarter;
•	Book value per share of $30.44 as of September 30, 2018, up from $29.19 a year ago;
•	93% portfolio utilization improved during the quarter compared to 91% in the second quarter of 2018;
•	$39.2 million was available under the existing credit facility as of September 30, 2018.

Third Quarter 2018 Comparative Data:
•
Average portfolio utilization was 93% during the third quarter of 2018, compared with 91% in the preceding quarter.  The increase was a result of the acquisition of two aircraft during the second quarter.  Average portfolio usage was the same during the third quarters of 2018 and 2017, as a result of the net effect of the second quarter 2018 acquisitions,asset sales during late 2017 and 2018 and the return of several aircraft at lease end in 2017.

•
Total revenue and other income decreased 36% to $5.1 million for the third quarter of 2018, compared to $7.8 million in the preceding quarter, and decreased 39% from $8.3 million in the third quarter a year ago.  The decreases were primarily a result of losses associated with the sale of two aircraft during the third quarter of 2018, as well as decreased operating lease revenues and decreased maintenance reserves revenues.

o
Operating lease revenues increased 5% to $7.2 million in the third quarter of 2018 from $6.8 million in the preceding quarter and decreased 5% from $7.6 million in the year-ago quarter.  The period-to-period changes reflect assets sales during late 2017 and the return of several aircraft at lease end in 2017, as well as the positive effect of two assets purchased during the second quarter of 2018.

o	The Company recorded no maintenance reserve revenue in the second or third quarters of 2018 and $0.3 million in the third quarter of 2017.
o
During the third quarter of 2018, the Company recognized $2.4 million in losses from disposal of assets, compared to $18,100 in gains in the preceding quarter and $3,500 in gains in the third quarter of 2017.

•
Total expenses increased 37% to $10.8 million from $7.9 million in the preceding quarter and increased 41% from $7.6 million in the year-ago quarter.  The increases were primarily due to impairment provisions recorded during the third quarter of 2018, as well as higher interest and maintenance costs in the third quarter of 2018.

AeroCentury's portfolio currently consists of seventeen aircraft and one engine that are held for lease and six aircraft that are held under sales-type or direct finance leases.  The Company also has six turboprop aircraft that are held for sale, two of which are being sold in parts.

The Company's portfolio consists of ten different aircraft types.  The current customer base comprises eleven customers operating in nine countries.

1 EBITDA is a non-GAAP measure.  See below for its method of calculation and reconciliation to its most directly comparable GAAP measure, as well as other information about the use of non-GAAP measures generally, at the end of this press release.

The following table shows the status of the Company's portfolio of aircraft and engines held for lease as of September 30, 2018, December 31, 2017, and September 30, 2017.
AIRCRAFT AND ENGINES HELD FOR LEASE
	September 30, 2018	% of net book value	December 31, 2017	% of net book value	September 30, 2017	% of net book value
Turboprop aircraft:
On lease	4	18%	2	4%	4	11%
Off lease[2]	-	-%	8	13%	6	6%
Total turboprop aircraft	4	18%	10	17%	10	17%
Regional jet aircraft:
On lease	13	81%	13	82%	15	81%
Off lease	-	-%	-	-%	-	-%
Total regional jet aircraft	13	81%	13	82%	15	81%
Engines:
On lease	1	1%	1	1%	-	-%
Off lease[3]	-	-%	-	-%	2	2%
Total engines	1	1%	1	1%	2	2%

About AeroCentury: AeroCentury is an independent global aircraft operating lessor and finance company specializing in leasing regional jet and turboprop aircraft and related engines. The Company's aircraft and engines are leased to regional airlines and commercial users worldwide.

This press release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements that are purely historical are forward-looking statements. Forward-looking statements in this press release include, without limitation, statements regarding (a) the Company's commitment to its portfolio modernization, (b) the Company's intent to look for sale opportunities for its older turboprop aircraft, and (c) the Company's intent to seek newer aircraft types for acquisition, including Bombardier Q400s, ATR's, Embraer jets, and Bombardier CRJ aircraft.  The Company's beliefs, expectations, forecasts, objectives and strategies for the future are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including but not limited to (a) the ability of the Company to dispose of older aircraft and acquire newer aircraft, in each case when desired and on attractive terms, and (b) the availability of financing when desired and on attractive terms, which could include debt or equity financing, in order to acquire new aircraft.  The forward-looking statements in this press release and the Company's future results of operations are subject to additional risks and uncertainties set forth under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors that May Affect Future Results and Liquidity" in documents filed by the Company with the Securities and Exchange Commission, including the Company's quarterly reports on Form 10-Q and the Company's latest annual report on Form 10-K, and are based on information available to the Company as of the date hereof and speak only as of such date. The Company does not intend, and assumes no obligation, to update any forward-looking statements made in this press release. For these reasons, readers are cautioned not to place undue reliance on forward-looking statements.

2 Information as of September 30, 2017 and December 31, 2017 includes four turboprop aircraft that were reclassified to assets held for sale on September 30, 2018.
3 Information as of September 30, 2017 and December 31, 2017 includes one engine that had previously been installed on an aircraft that is now being sold in parts.

Selected Financial Information
(in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2018	2018	2017	2018	2017

Operating lease revenue	$7,173	$6,824	$7,569	$20,460	$21,996
Maintenance reserves revenue[4]	-	-	350	-	1,036
Finance lease revenue	262	361	416	1,002	1,173
(Loss)/gain on disposal of assets	(2,384)	18	3	(2,375)	(130)
Gain on sales-type finance leases	-	-	-	-	297
Other income	1	581	1	1,633	2
	5,052	7,784	8,339	20,720	24,374

Depreciation	3,328	3,150	3,159	9,421	9,038
Interest	2,467	2,365	2,143	7,087	5,496
Management fees	1,534	1,502	1,584	4,483	4,589
Provision for impairment	2,673	298	69	2,971	523
Maintenance costs	245	69	169	405	830
Professional fees and other	521	478	521	1,676	1,622
	10,768	7,862	7,645	26,043	22,098

(Loss)/income before income taxes	(5,716)	(78)	694	(5,323)	2,276
Income tax (benefit)/provision	(1,232)	3	309	(1,075)	894
Net (loss)/income	$(4,484)	$(81)	$385	$(4,248)	$1,382

(Loss)/earnings per share:
Basic	$(3.16)	$(0.06)	$0.27	$(3.00)	$0.95
Diluted	$(3.16)	$(0.06)	$0.27	$(3.00)	$0.95

Shares used in per share computations:
Basic	1,416,699	1,416,699	1,416,699	1,416,699	1,460,555
Diluted	1,416,699	1,416,699	1,416,699	1,416,699	1,460,555

	September 30,	June 30,	December 31,	September 30,
	2018	2018	2017	2017

Total assets	$227,951	$245,237	$236,410	$247,755
Total liabilities	$184,832	$197,634	$189,043	$206,406
Shareholders' equity	$43,119	$47,603	$47,367	$41,349

4 Maintenance reserves revenue is dependent upon the amount of reserves retained upon lease terminations.

Use of Non-GAAP Financial Measures
To supplement the Company's financial information presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), this press release includes the non-GAAP financial measure of EBITDA. The Company defines EBITDA as net (loss)/income, plus depreciation expense, plus interest expense and plus/(minus) income tax (benefit)/provision.  The table below provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP.  This non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net income or any other measure of financial performance calculated and presented in accordance with GAAP.  Rather, the Company presents this measure as supplemental information because it believes it provides meaningful additional information about the Company's performance for the following reasons: (1) this measure allows for greater transparency with respect to key metrics used by management, as management uses this measure to assess the Company's operating performance and for financial and operational decision-making; (2) this measure excludes the impact of items management believes are not directly attributable to the Company's core operating performance and may obscure trends in the business; and (3) this measure may be used by institutional investors and the analyst community to help analyze the Company's business.  The Company's non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as the Company does.
	For the Three Months Ended
	September 30,	June 30,	September 30,
	2018	2018	2017
Reconciliation of Net (loss)/income to EBITDA:
Net (loss)/income	$(4,484)	$(81)	$385
Depreciation	3,328	3,150	3,159
Interest	2,467	2,365	2,143
Income tax (benefit)/provision	(1,232)	3	309
EBITDA:	79	5,437	5,996

Transmitted on Globenewswire on November 7, 2018 at 4:17 p.m. PST.